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--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB NUMBER:       3235-0287
    LONGER SUBJECT TO                                                                                   EXPIRES:   January 31, 2005
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                       Section 30(h) of the Investment Company Act of 1940           -----------------------------
    INSTRUCTION 1(b).
(Print or Type Responses)
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1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
                                                                                                  X  Director             10% Owner
   Pitlor,        Joel       R.                 Precision Optics Corporation, Inc.   POCI      ----                 ----
---------------------------------------------------------------------------------------------        Officer (give        Other
    (Last)        (First)        (Middle)    3. IRS or Social Security  4. Statement for       ----          title  ----- (specify
                                                Number of Reporting        Month/Day/Year                    below)       below
                                                Person (Voluntary)                            -----------------  ------------------
               19 Chalk Street                                            November 7  2002
--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original   _X__Form filed by One Reporting Person
                                                                           (Month/Year)       ____Form filed by More than One
      Cambridge, MA   02139                                                                       Reporting Person
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    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security  2. Trans-  2A. Deemed  3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)            action   Execution     action        or Disposed of (D)            Securities       ship        of In-
                         Date     Date, if      Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                  any          (Instr. 8)                                   Owned            Direct      Bene-
                        (Month/  (Month/                                                    Following        (D) or      ficial
                         Day/     Day/      -------------------------------------------     Reported         Indirect    Owner-
                         Year)    Year)                               (A) or                Transactions(s)  (I)         ship
                                            Code    V       Amount    (D)     Price        (Instr. 3        (Instr. 4) (Instr. 4)
                                                                                             and 4)
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Common Stock          11/07/2002             P                 600     A       $.29                               D
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Common Stock          11/07/2002             P              29,400     A       $.30                               D
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Common Stock          11/07/2002             P               6,500     A       $.32                               D
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Common Stock          11/07/2002             P               5,100     A       $.33                               D
----------------------------------------------------------------------------------------------------------------------------------
Common Stock          11/07/2002             P                 100     A       $.34                               D
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Common Stock          11/07/2002             P               3,100     A       $.35         124,800               D
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                            Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                   (E.G., puts, calls, warrants, options, convertible securities)

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1. Title of Derivative      2. Conver-   3. Trans-  3A. Deemed   4. Transac-   5. Number of Deriv-      6. Date Exer-
    Security                   sion or      action   Execution      tion Code     ative Securities Ac-     cisable and Ex-
   (Instr. 3)                  Exercise     Date     Date, if       (Instr. 8)    quired (A) or Dis-       piration Date
                               Price of    (Month/   any                          posed of (D)             (Month/Day/
                               Deriv-       Day/      (Month/                     (Instr. 3, 4, and 5)     Year)
                               ative        Year)      Day/
                               Security                Year)

                                                                                                    --------------------

                                                                                                     Date      Expira-
                                                             --------------------------------------  Exer-     tion
                                                                                                     cisable   Date
                                                              Code    V        (A)        (D)
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7. Title and Amount of Under-       8. Price   9. Number      10. Owner-     11. Nature
   lying Securities                    of         of Deriv-       ship           of In-
   (Instr. 3 and 4)                    Deriv-     ative           Form           direct
                                       ative      Securi-         of De-         Bene-
                                       Secur-     ties            rivative       ficial
                                       ity        Bene-           Secu-          Own-
                                       (Instr.    ficially        rities:        ership
                                       5)         Owned           Direct         (Instr. 4)
                                                  Following       (D) or
                     Amount or                    Reported        Indirect
       Title         Number of                    Transactions(s) (I)
                     Shares                       (Instr. 4)      (Instr. 4)
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Explanation of Responses:




                        /s/ Joel R. Pitlor                11/07/2002
                     -----------------------------------  -----------
                       **Signature of Reporting Person       Date


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

        * If the form is filed by more than on reporting person, SEE Instruction 4(b)(v).

       ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
          SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

    Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
          SEE Instruction 6 for procedure.


HTTP://WWW.SEC.GOV/DIVISIONS/CORPFIN/FORMS/FORM4.HTM
LAST UPDATE: 09/05/2002

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